Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 4, 2016

among

MORNINGSTAR, INC.,

as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as the Guarantors

and

BANK OF AMERICA, N.A.,

as the Lender

i

5.11	ERISA Compliance	39
5.12	Margin Regulations; Investment Company Act	40
5.13	Disclosure	40
5.14	Sanctions Concerns and Anti-Corruption Laws	40
5.15	Responsible Officers	41

ARTICLE VI	AFFIRMATIVE COVENANTS	41

6.01	Financial Statements	41
6.02	Certificates; Other Information	41
6.03	Notices	42
6.04	Payment of Obligations	42
6.05	Preservation of Existence, Etc.	42
6.06	Maintenance of Properties	43
6.07	Maintenance of Insurance	43
6.08	Compliance with Laws	43
6.09	Books and Records	43
6.10	Inspection Rights	44
6.11	Use of Proceeds	44
6.12	Compliance with Environmental Laws	44
6.13	Covenant to Guarantee Obligations	44
6.14	Anti-Corruption Laws	44

ARTICLE VII	NEGATIVE COVENANTS	44

7.01	Liens	45
7.02	Indebtedness	47
7.03	Investments	47
7.04	Fundamental Changes	48
7.05	Dispositions	49
7.06	Restricted Payments	49
7.07	Change in Nature of Business	50
7.08	Transactions with Affiliates	50
7.09	Burdensome Agreements	50
7.10	Use of Proceeds	51
7.11	Sanctions	51
7.12	Anti-Corruption Laws	51
7.13	Financial Covenants	51

ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES	52

8.01	Events of Default	52
8.02	Remedies upon Event of Default	54
8.03	Application of Funds	54

ARTICLE IX	CONTINUING GUARANTY	54

9.01	Guaranty	54
9.02	Rights of Lender	55
9.03	Certain Waivers	55
9.04	Obligations Independent	56
9.05	Subrogation	56
9.06	Termination; Reinstatement	56

9.07	Stay of Acceleration	56
9.08	Condition of Borrower	56
9.09	Appointment of Borrower	57
9.10	Right of Contribution	57

ARTICLE X	MISCELLANEOUS	57

10.01	Amendments, Etc.	57
10.02	Notices; Effectiveness; Electronic Communications	57
10.03	No Waiver; Cumulative Remedies; Enforcement	58
10.04	Expenses; Indemnity; Damage Waiver	58
10.05	Payments Set Aside	60
10.06	Successors and Assigns	60
10.07	Treatment of Certain Information; Confidentiality	62
10.08	Right of Setoff	62
10.09	Interest Rate Limitation	62
10.10	Counterparts; Integration; Effectiveness	63
10.11	Survival of Representations and Warranties	63
10.12	Severability	63
10.13	Replacement of Lender	63
10.14	Governing Law; Jurisdiction; Etc.	64
10.15	Waiver of Jury Trial	65
10.16	Subordination	65
10.17	No Advisory or Fiduciary Responsibility	66
10.18	Electronic Execution of Assignments and Certain Other Documents	66
10.19	USA PATRIOT Act Notice	66
10.20	Effect of Restatement	67

BORROWER PREPARED SCHEDULES

Schedule 1.01(b)	Responsible Officers
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Indebtedness
Schedule 7.03	Existing Investments
Schedule 7.08(a)	Affiliate Transactions

LENDER PREPARED SCHEDULES

Schedule 1.01(a)	Certain Addresses for Notices

EXHIBITS

Exhibit A	Form of Loan Notice
Exhibit B	Form of Notice of Loan Prepayment
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Joinder Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of November 4, 2016, among MORNINGSTAR, INC., an Illinois corporation (the “Borrower”), the Guarantors (defined herein) and BANK OF AMERICA, N.A., as the Lender.

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower, the Loan Parties and Bank of America, N.A., as lender, are parties to that certain Credit Agreement, dated as of July 18, 2014 (as previously amended, the “Existing Credit Agreement”).

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement on the terms and subject to the conditions set forth herein, it being the intention of the Loan Parties and the Lender that this Agreement (as hereinafter defined) and the Loan Documents (as hereinafter defined) executed in connection herewith shall not effect the novation of the obligations of the Loan Parties thereunder but be merely a restatement and, where applicable, an amendment of and substitution for the terms governing such obligations hereafter.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree that the Existing Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01                       Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Rate” means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Leverage Ratio):

Applicable Rate

	Consolidated	Eurodollar Rate	Base Rate
	Leverage	Revolving Loans & Letter		Commitment
Level	Ratio	of Credit Fee	Revolving Loans	Fee
1	< 1.00:1.00	1.00%	2.00%	0.125%
2	> 1.00:1.00 but < 1.50:1.00	1.125%	2.125%	0.15%
3	> 1.50:1.00 but < 2.00:1.00	1.25%	2.25%	0.20%
4	> 2.00:1.00 but < 2.50:1.00	1.50%	2.50%	0.25%
5	> 2.50:1.00	1.75%	2.75%	0.30%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, Pricing Level 5 shall apply unless otherwise agreed to by the Lender, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.  In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply.

Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b) and (b) the initial Applicable Rate shall be set forth in Level 1 until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(c) for the fiscal quarter ending June 30, 2017 to the Lender.  Any adjustment in the Applicable Rate shall be applicable to all Credit Extensions then existing or subsequently made or issued.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (i) the Current Termination Date for the Revolving Facility, (ii) the date of termination of the Revolving Commitments pursuant to Section 2.06, and (iii) the date of termination of the Commitment of the Lender to make Revolving Loans and L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus one percent (1.00%); and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Revolving Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined in accordance with GAAP as of the Closing Date be considered a Capitalized Lease.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Lender, as collateral for L/C Obligations or the Obligations, (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Lender, and/or (c) if the Lender shall agree, in its sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):

(a)                                 readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b)                                time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is the Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than ninety (90) days from the date of acquisition thereof;

(c)                                 commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(d)                                Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e)                                 Investments permitted by the Borrower’s Investment Policy.

“Change in Law” means the occurrence, after the Closing Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (a) the holders of any Founder Family Shares, (b) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan or (c) any person or entity acting in its capacity as trustee, agent or other fiduciary on behalf of any person or group described in preceding clauses (a) or (b)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right).

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means the Revolving Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or such other form as may be approved by the Lender.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, (a) Consolidated Net Income for the most recently completed Measurement Period plus (b) the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income taxes payable and (iii) depreciation and amortization expense, (iv) non-cash charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods), (v)(a) other non-recurring items of the Borrower and its Subsidiaries for any period prior to the Closing Date, and (b) other non-recurring items of the Borrower and its Subsidiaries for any period on or after the Closing Date, provided that the amount added back to Consolidated Net Income pursuant to this clause (v)(b) shall not exceed 10% of Consolidated EBITDA for such period, and (vi) litigation expenses and liabilities so long as no Event of Default exists under Section 8.01(h), less (c) without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period (i) non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) all matured obligations then owed by the Borrower or any Subsidiary under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) all Attributable Indebtedness; (f)  without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary; and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the sum (without duplication) of (a) all interest, premium payments, debt discount, and similar charges attributable to such Measurement Period in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense paid with respect to such Measurement Period under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently completed Measurement Period to (b) Consolidated Interest Charges for the most recently completed Measurement Period to the extent paid in cash.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such

Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period , except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Current Termination Date” means, November 4, 2019.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

“Designated Jurisdiction” means Belarus, Burma/Myanmar, Cuba, Iran, North Korea, Sudan, Syria and Zimbabwe to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition  of any property by any Loan Party or Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the termination of a Pension Plan or the filing of a notice of intent to terminate a Pension Plan; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a)                                 for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Lender, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)                                for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Lender in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by the Lender and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Existing Credit Agreement” has the meaning set forth in the Preliminary Statements hereto.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) if any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, Taxes attributable to such Lender’s failure to deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding and (d) any Taxes imposed under FATCA.

“Facility” means the Revolving Facility.

“Facility Termination Date” means the date as of which all of the following shall have occurred:  (a) the Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Lender shall have been made).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into with respect thereto.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Lender.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Founder Family Shares” mean any Equity Interests held, directly or indirectly, by Joe Mansueto, his spouse, parents, siblings or descendants (whether by birth, adoption or marriage) and any trustee or custodian for and on behalf of any of the foregoing.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Indemnity Letter” means a funding indemnity letter in form and substance reasonably acceptable to the Lender.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (h) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (h) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien) but limited to the fair market value of the assets securing such Indebtedness or other obligations.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 9.01.

“Guaranteed Parties” means, collectively, the Lender and the Indemnitees.

“Guarantor(s)” means (a) Morningstar Investment Management LLC, (b) Morningstar Research Services LLC and (c) the Subsidiaries of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 6.13.

“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article IX in favor of the Guaranteed Parties, together with each other guaranty delivered pursuant to Section 6.13.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.03(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                all direct or contingent obligations of such Person arising under letters of credit (including standby), bankers’ acceptances, bank guaranties and similar instruments;

(c)                                 net obligations of such Person under any Swap Contract;

(d)                                all obligations (excluding earnout obligations that do not constitute indebtedness in accordance with GAAP) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)                                 indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but limited to the value of such property securing such indebtedness;

(f)                                   all Attributable Indebtedness in respect of Capitalized Leases of such Person; and

(g)                             all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intercompany Debt” has the meaning specified in Section 7.02(d).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Current Termination Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Current Termination Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                 no Interest Period shall extend beyond the Current Termination Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Policy” means the Investment Policy of the Borrower, dated September 25, 2015, delivered to the Lender prior to the date hereof, as such policy may be amended from time to time with the approval of the Board of Directors of the Borrower.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Lender and the Borrower (or any Subsidiary) or in favor of the Lender and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered in accordance with the provisions of Section 6.13.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means Bank of America, N.A. and its successors and assigns.

“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Lender may from time to time notify the Borrower.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Current Termination Date then in effect for the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(g).

“Letter of Credit Sublimit” means $25,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of a Revolving Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Guaranty and (c) each Issuer Document.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Disposition” means (a) a Disposition by the Borrower or one of its Subsidiaries of a Subsidiary, other Person, or line of business with a value in excess of 10% or more of Consolidated Total Assets of the Borrower and its Subsidiaries as of the date of such Disposition, and (b) if, as of the date of any Disposition pursuant to Section 7.05(e), all Dispositions made by the Loan Parties and their respective Subsidiaries of assets during the current fiscal year of the Borrower up to, and including, such date, pursuant to Section 7.05(e) have an aggregate net book value in excess of 10% or more of Consolidated Total Assets of the Borrower and its Subsidiaries as of such date, all Dispositions made pursuant to Section 7.05(e) in such fiscal year shall be treated as one Material Disposition.

“Material Subsidiary” means any direct or indirect Domestic Subsidiary of the Borrower that contributed 10% or more of consolidated net revenue of the Borrower and its Subsidiaries in any fiscal year or, in the case of the consummation of any Permitted Acquisition (calculated on a Pro Forma Basis taking into account the consummation of such Permitted Acquisition) as if such Acquisition occurred on the first day of the fiscal year most recently ended; provided that notwithstanding the foregoing, no Subsidiary that is a broker dealer or that is a nationally recognized statistical rating organization shall be a Material Subsidiary.

“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Borrower (or, for purposes of determining Pro Forma Compliance, the most recently completed four (4) fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.01 or Section 6.01 of the Existing Credit Agreement).

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.12(a)(i) or (a)(ii), an amount equal to 105% of the Outstanding Amount of all L/C Obligations, and (d) otherwise, an amount determined by Lender.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Morningstar Seed Portfolios” means proprietary portfolios of the Borrower held in investments accounts or investments vehicles consisting of stocks, bonds, options, mutual funds, money market funds, or exchange-traded funds (including Margin Stock).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iv).

“Notice of Loan Prepayment” means a certificate substantially the form of Exhibit B or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, or Letter of Credit and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Investment by a Loan Party not otherwise prohibited by the terms of this Agreement, in each case so long as:

(a)                                 no Default shall then exist or would exist after giving effect thereto;

(b)                                (i) the Loan Parties shall demonstrate to the reasonable satisfaction of the Lender that, after giving effect to the Acquisition on a Pro Forma Basis, the Loan Parties are in Pro Forma Compliance with each of the financial covenants set forth in Section 7.13 and (ii) for any Permitted Acquisition with a purchase price in excess of $150,000,000 the Lender shall have received at least fifteen (15) days prior to the consummation of such Acquisition (or such shorter period as determined by the Lender its sole discretion) a certificate executed by a Responsible Officer of the Borrower demonstrating Pro Forma Compliance with each of the financial covenants set forth in Section 7.13 after giving effect to such Acquisition; provided, however, that with respect to the initial Credit Extension hereunder, the Loan Parties shall deliver such certificate on the date such initial Credit Extension is requested; and

(c)                                 such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Loan Party and the Target.

“Permitted Liens” has the meaning set forth in Section 7.01.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to the Borrower or any Subsidiary; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; and (e) the sale or disposition of Cash Equivalents for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pro Forma Acquisition EBITDA” means Consolidated EBITDA (calculated in the same manner as Consolidated EBITDA) attributable to the target of each Permitted Acquisition consummated during the one (1) year period preceding the date of determination calculated solely for a number of months immediately preceding the consummation of the applicable Permitted Acquisition, which number equals twelve (12) minus the number of months following the consummation of the applicable Permitted Acquisition for which financial statements of Borrower and its Subsidiaries have been delivered to the Lender pursuant to Section 6.01(b).

“Pro Forma Basis” and “Pro Forma Effect” means, for (a) any Permitted Acquisition, (b) any Material Disposition, (c) any Indebtedness incurred pursuant any Section 7.02(i), (d) any Investment made pursuant to 7.06(i) or (e) any Restricted Payment made pursuant to 7.06(c), for purposes of determining compliance with the financial covenants set forth in Section 7.13, each such transaction or proposed transaction shall be deemed to have occurred on and as of the first day of the relevant Measurement Period, and the above pro forma calculations shall be made in good faith by a financial or accounting officer of the Borrower who is a Responsible Officer.

“Pro Forma Compliance” means, with respect to any transaction, that such transaction does not cause, create or result in a Default after giving Pro Forma Effect to (a) such transaction and (b) all other transactions which are required to be given Pro Forma Effect hereunder for the relevant Measurement Period.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and, to the extent requested by the Lender, appropriate authorization documentation, in form and substance reasonably satisfactory to the Lender.

“Restatement Date” means November 4, 2016.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders (or the equivalent Person thereof).

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01.

“Revolving Commitment” means the Lender’s obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01 and (b) issue Letters of Credit for the account of the Borrower pursuant to Section 2.03.  The Revolving Commitment as of the Restatement Date shall be $300,000,000.

“Revolving Facility” means, at any time, the aggregate amount of the Lender’s Revolving Commitments at such time.

“Revolving Loan” has the meaning specified in Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

1.02                       Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                 Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                       Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)                                Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)                                 Pro Forma Treatment.

(i)                                     Each Permitted Acquisition by the Borrower and its Subsidiaries that is consummated during any Measurement Period shall, for purposes of determining compliance with the financial covenants set forth in Section 7.13 and for purposes of determining the Applicable Rate, be given Pro Forma Effect as of the first day of such Measurement Period most recently ended for which Borrower has delivered (or was required to deliver) financial statements pursuant to Sections 6.01(a) or 6.01(b).  All defined terms used in the calculation of the financial covenants set forth in Section 7.13 hereof shall be calculated on a historical pro forma basis giving effect, during any Measurement Period that includes any Permitted Acquisition, to the inclusion of the actual historical results of the Person or line of business so acquired and which amounts shall include adjustments as contemplated by the Pro Forma Acquisition EBITDA definition.

(ii)                                  Each Material Disposition by the Borrower and its Subsidiaries that is consummated during any Measurement Period shall, for purposes of determining compliance with the financial covenants set forth in Section 7.13 and for purposes of determining the Applicable Rate, be given Pro Forma Effect as of the first day of such Measurement Period most recently ended for which Borrower has delivered (or was required to deliver) financial statements pursuant to Sections 6.01(a) or 6.01(b).  All defined terms used in the calculation of the financial covenants set forth in Section 7.13 hereof shall be calculated on a historical pro forma basis giving effect, during any Measurement Period that includes any Material Disposition, to the exclusion of the actual historical results of the Person or line of business so disposed of.

1.04                       Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                       Times of Day; Rates.

Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

1.06                       Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be  the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be  the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01                       Revolving Loans.

Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, the Total Revolving Outstandings shall not exceed the Revolving Facility.  Within the limits of the Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, any Revolving Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Revolving Borrowing.

2.02                       Borrowings, Conversions and Continuations of Loans.

(a)                                 Notice of Borrowing.  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by telephone.  Each such notice must be received by the Lender not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to

Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Lender of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (A) the applicable Facility and whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, under such Facility, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)                                Advances.  Following receipt of a Loan Notice for a Facility, upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Lender shall make the requested funds available to the Borrower either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

(c)                                 Eurodollar Rate Loans.  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender, and the Lender may demand that any or all of the outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d)                             Interest Periods.  After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Revolving Facility.

2.03                       Letters of Credit.

(a)                                 The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, the Lender agrees (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of the Borrower, and to amend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (B) to honor drawings under the Letters of Credit; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Revolving Facility and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  The Lender shall not be under any obligation to issue any Letter of Credit if:

(A)                               the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Lender has approved such expiry date;

(B)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing the Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

(C)                               the issuance of the Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally;

(D)                              except as otherwise agreed by the Lender, the Letter of Credit is in an initial stated amount less than $100,000;

(F)                                except as otherwise agreed by the Lender, the Letter of Credit is to be denominated in a currency other than Dollars;

(G)                              the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(H)                               the Lender does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency.

(iii)                               The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(b)                                Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Lender in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the Lender, by personal delivery or by any other means acceptable to the Lender. Such Letter of Credit Application must be received by the Lender not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Lender may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Lender may require.  Additionally, the Borrower shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Lender may require.

(ii)                                  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its sole discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Lender to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Lender, the Borrower shall not be required to make a specific request to the Lender for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lender shall permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Lender shall not permit any such extension if (A) the Lender has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and directing the Lender not to permit such extension.

(iv)                              If the Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by the Lender, the Borrower shall not be required to make a specific request to the Lender to permit such reinstatement.  Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lender may reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.  Notwithstanding the foregoing, if such

Auto-Reinstatement Letter of Credit permits the Lender to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Lender shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline from the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and directing the Lender not to permit such reinstatement.

(c)                                 Drawings and Reimbursements.  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify the Borrower thereof.  Not later than 11:00 a.m. on the date of any payment by the Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Lender in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the Lender by such time, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans.  Any notice given by the Lender pursuant to this Section 2.03(c) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(d)                                Obligations Absolute.  The obligation of the Borrower to reimburse the Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              waiver by the Lender of any requirement that exists for the Lender’s protection and not the protection of the Borrower or any waiver by the Lender which does not in fact materially prejudice the Borrower;

(v)                                 honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)                              any payment made by the Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the ISP or the UCP, as applicable;

(vii)                           any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)                        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Lender.  The Borrower shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

(e)                                 Role of the Lender.  The Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Lender, any of its Related Parties nor any correspondent, participant or assignee of the Lender shall be liable or responsible for any of the matters described in Section 2.03(d).  In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(f)                                   Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by the Lender and the Borrower when a Letter of Credit is issued, the rules of the ISP or UCP (as chosen by the Borrower or the beneficiary) shall apply to each Letter of Credit.  Notwithstanding the foregoing, the Lender shall not be responsible to the Borrower for, and the Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance

and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(g)                             Letter of Credit Fees.  The Borrower shall pay to the Lender a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (A) due and payable on the first Business Day following each fiscal quarter end, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (B) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h)                                 Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i)                                     Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Lender hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04                       Increase in Revolver Commitments.

Borrower may request an increase in Revolver Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as existing Revolver Commitments, except for any closing fee agreed to between Lender and Borrower, (b) the increases under this Section after the Restatement Date do not exceed $100,000,000 in the aggregate and no more than three (3) increases are made and (c) no reduction in Commitments pursuant to Section 2.06 has occurred prior to the requested increase.  Provided the conditions set forth in Section 4.02 are satisfied, total Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lender) on a date agreed upon by Lender and the Borrower, but no later than 45 days following the Borrower’s increase request.  Lender and Borrower shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Revolver Commitments.  Lender shall have no obligation to increase its Commitments pursuant to this Section 2.04.

2.05                       Prepayments.

(a)                                 Optional.  The Borrower may, upon notice to the Lender pursuant to delivery to the Lender of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty subject to Section 3.05; provided that unless otherwise agreed by the Lender (A) such notice must be received by Lender not later than 11:00 a.m. (1) two (2) Business Days prior to any date of prepayment of Eurodollar Rate Loans on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be, unless otherwise agreed to by Lender, in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be, unless otherwise agreed to by Lender, in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)                                Mandatory.

(i)                                     Revolving Outstandings.  If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Borrower shall immediately prepay Revolving Loans (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless, after the prepayment of the Revolving Loans, the Total Revolving Outstandings exceed the Revolving Facility at such time.

(ii)                                  Application of Other Payments.  Prepayments of the Revolving Facility made pursuant to this Section 2.05(b), first, shall be applied to the outstanding Revolving Loans, and, second, shall be used to Cash Collateralize the remaining L/C Obligations.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party that has provided Cash Collateral) to reimburse the Lender.

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06                       Termination or Reduction of Commitments.

(a)                                 The Borrower may, upon notice to the Lender, terminate the Revolving Facility or the Letter of Credit Sublimit, or from time to time permanently reduce the Revolving Facility or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b)                                Payment of Fees.  All fees in respect of the Revolving Facility accrued until the effective date of any termination of the Revolving Facility shall be paid on the effective date of such termination.

2.07                       Repayment of Loans.  The Borrower shall repay to the Lender on the Current Termination Date for the Revolving Facility the aggregate principal amount of all Revolving Loans outstanding on such date.

2.08                       Interest and Default Rate.

(a)                                 Interest.  Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.  To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a rate that is less than zero, such rate shall be deemed zero for purposes of this Agreement.

(b)                                Default Rate.

(i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Lender, while any Event of Default exists (including a payment default), all outstanding Obligations (including Letter of Credit Fees) may accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                 Interest Payments.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                       Fees.

In addition to certain fees described in subsection (g) of Section 2.03:

(a)                                 Commitment Fee.  The Borrower shall pay to the Lender a commitment fee equal to the Applicable Rate times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Facility.  The commitment fee shall be calculated quarterly in arrears.

(b)                                Other Fees.  The Borrower shall pay to the Lender such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                       Computation of Interest and Fees.

(a)                                 All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11, bear interest for one (1) day.  Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                                Financial Statement Adjustments or Restatements.  If, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or for any other reason, the Borrower or the Lender determines that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender promptly on demand by the Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  If, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or for any other reason, the Borrower or the Lender determines that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in lower pricing for such period, the Lender shall promptly on demand by the Borrower pay to Borrower an amount equal to the excess of the amount of interest and fees that were paid by Borrower to Lender for such period over the amount of interest and fees actually due for such period.  This paragraph shall not limit the rights of the Lender under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

2.11                       Payments Generally.

All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Subject to Section 2.07(a) and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

2.12                       Cash Collateral.

(a)                                 Certain Credit Support Events.  If (i) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, or (ii) the Borrower shall be required to provide Cash Collateral pursuant to the terms hereof, the Borrower shall immediately following any request by the Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount.

(b)                                Grant of Security Interest.  The Borrower hereby grants to (and subjects to the control of) the Lender and agrees to maintain, a first priority security interest in all such Cash Collateral, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.12(c).  If at any time the Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Lender, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Lender, pay or provide to the Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Bank of America.  The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                              Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.12 or Sections 2.03, 2.05 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                Release.  Cash Collateral (or the appropriate portion thereof) provided to secure obligations shall be released promptly following the determination by the Lender that there exists excess Cash Collateral; provided, however, (i) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (ii) the Person providing Cash Collateral and the Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated obligations.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                       Taxes.

Except as required by law, if any payments to the Lender under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Lender.  If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Lender, at the time interest is paid, any additional amount which the Lender reasonably specifies in writing as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed.

The Borrower will confirm that it has paid the taxes by giving the Lender official tax receipts (or notarized copies), or other evidence reasonably satisfactory to the Lender, within thirty (30) days after the due date.

3.02                       Illegality.

If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lender’s Office to make, maintain or fund any Extension of Credit whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, in the London interbank market, then, on notice thereof by the Lender to the Borrower, (a) any obligation of the Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (ii) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the Eurodollar Rate, the Lender shall during the period of such suspension compute the Base Rate without reference to the Eurodollar Rate component thereof until it is no longer illegal for the Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03                       Inability to Determine Rates.

If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, the Lender determines that (a) Dollar deposits are not being offered to banks in the  interbank market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Eurodollar Rate Loan, the Lender will promptly so notify the Borrower.  Thereafter, (i) the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (ii) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein. Notwithstanding the foregoing, in the case of such pending request, the Lender, in consultation with the Borrower, may establish an alternative interest rate for funding Loans in the applicable currency and amount, and with the same Interest Period as the Loan requested to be made, converted or continued, as the case may be in which case, such alternative rate of interest shall apply with respect to such Loans.

3.04                       Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.04(d));

(ii)                                  subject the Lender to any Taxes (other than Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by the Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)                                Capital Requirements.  If the Lender determines that any Change in Law affecting the Lender or the Lender’s Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Loans made by or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)                                 Certificates for Reimbursement.  A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)                                Reserves on Eurodollar Rate Loans.  The Borrower shall pay to the Lender, as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice of such additional interest or costs from the Lender.  If the Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(e)                                 Delay in Requests.  Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05                       Compensation for Losses.

Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)                                any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06                       Mitigation Obligations; Replacement of Lender.

(a)  Designation of a Different Lending Office.  The Lender may make any Credit Extension to the Borrower through any lending office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If the Lender requests compensation under Section 3.04, or requires the Borrower to pay any Taxes or additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower the Lender shall, as applicable, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

(b)                                Replacement of Lender.  If the Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Taxes or additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, and in each case, the Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07                       Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Lender.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                       Conditions of Initial Credit Extension.

The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                 Execution of Credit Agreement; Loan Documents.  The Lender shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party and (ii)   counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto.

(b)                                Officer’s Certificate.  The Lender shall have received a certificate of a Responsible Officer dated the Closing Date, certifying as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party.

(c)                                 Legal Opinions of Counsel.  The Lender shall have received an opinion or opinions (including, if requested by the Lender, local counsel opinions) of counsel for the Loan Parties, dated the Closing Date and addressed to the Lender, in form and substance acceptable to the Lender.

(d)                                Financial Condition Certificate.  The Lender shall have received, in form and substance satisfactory to the Lender, a certificate executed by a Responsible Officer of the Borrower as of the Closing Date, that the (i) Borrower has a Consolidated Leverage Ratio of not more than 3.00 to 1.00 determined as of the Closing Date and (ii) the Borrower has a Consolidated Interest Coverage Ratio of not less than 3.00 to 1.00 determined as of the Closing Date.

(e)                                 Loan Notice.  The Lender shall have received a Loan Notice with respect to any Loans to be made on the Closing Date.

(f)                                   Fees and Expenses.  The Lender shall have received all fees and expenses, if any, owing pursuant to Section 2.09.

4.02                       Conditions to all Credit Extensions.

The obligation of the Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)                                 Representations and Warranties.  The representations and warranties of the Borrower and each other Loan Party contained in Article II, Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date), and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date), and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.

(b)                                Default.  No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                 Request for Credit Extension.  The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion or continuation of a Revolving Loan) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender, as of the date made or deemed made, that:

5.01                       Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is (i) duly organized or formed, validly existing and (ii) as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; except in each case referred to in clauses (a)(ii), (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02                       Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in a manner material and adverse to the Lender; or (c) violate any Law in a manner material and adverse to the Lender.

5.03                       Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or (b) the exercise by the Lender of its rights under the Loan Documents, other than authorizations, approvals, actions, notices and filings which have been duly obtained or the failure to obtain or make which would not reasonably be expected to have a Material Adverse Effect.

5.04                       Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

5.05                       Financial Statements; No Material Adverse Effect.

(a)                                 Audited Financial Statements.  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent required to be shown pursuant to GAAP.

(b)                             Quarterly Financial Statements.  The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2016, and the related consolidated  statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                              Material Adverse Effect.  Since the date of the Audited Financial Statements, except with respect to any event or condition disclosed by the Borrower in public filings with the SEC prior to the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06                       Litigation.

Except as disclosed in the Audited Financial Statements, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) could reasonably be expected to affect the legality, enforcement or validity of this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07                       No Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                       Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09                       Environmental Compliance.

The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10                       Taxes.

Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and (b) those for which failure to file or non-payment would not reasonably be expected to have a Material Adverse Effect.

5.11                       ERISA Compliance.

(a)                                 Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws, except for compliance failures that have not resulted, and are not reasonably expected to result, in a Material Adverse Effect.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS.  To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b)                                There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                 (i) No ERISA Event has occurred, and no Loan Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, that in either case has resulted or could reasonably be expected to result in a Material Adverse Effect; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher; (iv) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has

been terminated that has resulted or could reasonably be expected to result in a Material Adverse Effect.

5.12                       Margin Regulations; Investment Company Act.

(a)                                 Margin Regulations.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)                                Investment Company Act.  No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.13                       Disclosure.

No written report, financial statement, certificate or other written information (excluding any forecasts, projections, budgets, estimates and general market or industry data) furnished by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished or publicly disclosed by the Borrower) when provided and when taken as a whole with all other information or data provided, furnished or disclosed by the Borrower contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, (i) with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood and agreed that forecasts, estimates and projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Borrower makes no representation that such representations will in fact be realized) and (ii) as to statements, information and reports specified as having been derived by the Borrower from third parties, other than Affiliates of the Borrower or any of its Subsidiaries, the Borrower represents only that it has no knowledge of any material misstatement therein.

5.14                       Sanctions Concerns and Anti-Corruption Laws.

(a)                                 Sanctions Concerns.  Neither the Loan Parties, nor any of their Subsidiaries, nor any director, officer or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority as applicable to the Borrower or (iii) located, organized or resident in a Designated Jurisdiction.

(b)                                Anti-Corruption Laws.  The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions as applicable to the Borrower, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.15                       Responsible Officers.

Set forth on Schedule 1.01(b) are Responsible Officers, holding the offices indicated next to their respective names, as of the Closing Date and updated from time to time in writing by the Borrower and such Responsible Officers are the duly elected and qualified officers of such Loan Party and are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement, and the other Loan Documents.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause (other than with respect to Section 6.01 and 6.02) each of its Subsidiaries to:

6.01                       Financial Statements.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a)                                 Audited Financial Statements.  As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP,  such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b)                                Quarterly Financial Statements.  As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (or, if earlier, five (5) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and including management discussion and analysis of operating results inclusive of operating metrics in comparative form, certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.

Documents required to be delivered pursuant to Section 6.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a); or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender) or (c) on which such documents are filed with the SEC on EDGAR.

6.02                       Certificates; Other Information.

Deliver to the Lender, in form and detail satisfactory to the Lender:

(a)                                 SEC Notices.  Reasonably promptly after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each written notice or other correspondence received from the SEC concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect.

(b)                                Additional Information.  Reasonably promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof as Lender reasonably determines is relevant to the Loan Documents and the Facility created hereby, or compliance with the terms of the Loan Documents, as the Lender may reasonably request from time to time.

(c)                                 Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2016) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Borrower.  Unless the Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

6.03                       Notices.

Promptly notify the Lender:

(a)                                 of the occurrence of any Default;

(b)                                of the occurrence of any ERISA Event that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower has taken and proposes to take with respect thereto.

6.04                       Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.05                       Preservation of Existence, Etc.

(a)                                 Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 or (other than respect to the Borrower) except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)                                take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(c)                                 preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06                       Maintenance of Properties.

(a)                                 Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(b)                                make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07                       Maintenance of Insurance.

Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons, including, without limitation, terrorism insurance, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.08                       Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                       Books and Records.

Maintain full and accurate books of record and account in conformity with GAAP consistently applied.

6.10                       Inspection Rights.

Except to the extent prohibited by applicable Law, regulatory policy or regulatory restriction (in the reasonable good faith judgment of the Borrower), no more than once a year and at their own expense (unless an Event of Default then exists in which case there shall be no limit so long as the Event of Default exists), permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate and financial records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its Responsible Officers, at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided, however, that such visits, inspections, examinations and/or discussions shall be reasonably related to the Lender’s rights and obligations hereunder; provided further, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11                       Use of Proceeds.

Use the proceeds of the Credit Extensions for working capital, investments and other general corporate purposes not in contravention of any Law .

6.12                       Compliance with Environmental Laws.

Except as would not reasonably be expected to have a Material Adverse Effect, comply in all material respects, with all applicable Environmental Laws.

6.13                       Covenant to Guarantee Obligations.

In connection with the delivery of the Compliance Certificate referred to in Section 6.02(c), if, since the date of the delivery of the last Compliance Certificate, any Investment in, Disposition of assets by the Borrower or any Subsidiary to, or Acquisition resulted in such Person becoming a Material Subsidiary, cause each Person that becomes a Material Subsidiary to become a Guarantor hereunder by way of execution of a Joinder Agreement.  In connection with the foregoing, the Loan Parties shall deliver to the Lender, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b) and (c).

6.14                       Anti-Corruption Laws.

Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions as applicable to the Borrower and maintain policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01                       Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a)                                 Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof;

(b)                                Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or for which the failure to pay would not reasonably be expected to result in a Material Adverse Effect;

(c)                                 Statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d)                                pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or to secure letters of credit issued with respect thereto;

(e)                                 deposits to secure the performance of bids, trade contracts and leases (other than for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)                                   easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)                                Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(h)                                 Liens on any asset acquired, repaired, constructed or improved by the Borrower or any Subsidiary securing Indebtedness permitted under Section 7.02 incurred or assumed for the purpose of such acquisition, repair, construction or improvement; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) any such Lien shall be created substantially simultaneously with or within 12 months after the acquisition thereof or the completion of the repair, construction or improvement thereof ;

(i)                                     Liens incurred in the ordinary course of business on deposit, custody and securities accounts;

(j)                                     Any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased and other Liens incurred in the ordinary course of business that do not secure Indebtedness;

(k)                                 Liens of a collection bank arising under Section 4-210 of the uniform commercial code (or its equivalent) in the applicable jurisdiction on items in the course of collection;

(l)                                     Liens on property or property of a Person existing at the time such property is acquired or such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment and do not extend to any assets other than such acquired property or those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02;

(m)                             Liens (not securing borrowed money) in favor of a Governmental Authority arising from or contemplated by any zoning, building, insurance, licensing requirements or similar laws, rules, regulations or rights reserved to or vested in any Governmental Authority or in the administration, interpretation, implementation or application thereof by any Governmental Authority;

(n)                                 Liens securing obligations under Swap Contracts;

(o)                                Liens securing obligations of any Loan Party or any Subsidiary owed to another Loan Party or any Subsidiary;

(p)                                Liens arising out of deposits of cash or securities into collateral trusts or reinsurance trusts with ceding companies or insurance regulators or on cash or securities repurchase, reverse repurchase and securities lending transactions or arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures, and similar deposits, arrangements or agreements established with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or reinsurance agreements or as otherwise entered in the ordinary course of business;

(q)                                other Liens securing Indebtedness outstanding in an aggregate principal amount outstanding at such time not to exceed 15% of Consolidated Total Assets as of the date of incurrence; and

(r)                                    Liens securing the refinancing, extension or renewal of any Indebtedness or other obligations secured by a Lien permitted hereunder so long as such Liens do not attach to any additional property in connection with such refinancing, extension or renewal;

provided that, none of the restrictions under this Section 7.01 shall apply to the Morningstar Seed Portfolios or any Margin Stock held by the Borrower or any of its Subsidiaries.

7.02                       Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents;

(b)                                Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals, replacements or extensions thereof;

(c)                                 Indebtedness in respect of Capitalized Leases and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $75,000,000;

(d)                                loans or advances made by any Loan Party to any Subsidiary or any other Loan Party and made by any Subsidiary to any Loan Party or any other Subsidiary;

(e)                                 Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any wholly-owned Subsidiary;

(f)                                   Indebtedness of any Person that is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower or in respects of assets acquired after the date hereof in a transaction permitted hereunder; provided that such Indebtedness is existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower or such assets are acquired and was not incurred solely in contemplation thereof) and any refinancings, refundings, renewals or extensions thereof;

(g)                                obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with the business of such Person or its affiliate;

(h)                                 Indebtedness of Foreign Subsidiaries in an aggregate principal amount not exceeding $150,000,000 at any time outstanding; and

(i)                                     other unsecured Indebtedness not contemplated by the above provisions, so long as after giving Pro Forma Effect to such Indebtedness at the time of incurrence (x) the Consolidated Leverage Ratio is not greater than 3.00 to 1.00 and (y) no Default or Event of Default exists or would otherwise result therefrom.

7.03                       Investments.

Make or hold any Investments, except:

(a)                                 Investments held by the Borrower and its Subsidiaries in the form of cash or Cash Equivalents;

(b)                                advances to officers, directors and employees of the Borrower and Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes;

(c)                                 (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries, and (iv) investments by the Borrower and the Subsidiaries in equity interests of their respective Subsidiaries;

(d)                                Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                 Guarantees permitted by Section 7.02;

(f)                                   Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 7.03;

(g)                                Permitted Acquisitions;

(h)                                 other Investments not contemplated by the above provisions not exceeding $50,000,000 in the aggregate in any fiscal year of the Borrower; and

(i)                                     other Investments, so long as after giving Pro Forma Effect to such Investment at the time of such investment (x) the Consolidated Leverage Ratio is not greater than 3.00 to 1.00 and (y) no Default or Event of Default exists or would otherwise result therefrom.

7.04                       Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)                                 any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

(b)                                any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(c)                                 in connection with any Permitted Acquisition, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person;

(d)                                so long as no Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person; and

(e)                                 any Subsidiary may dissolve or liquidate if such dissolution or liquidation results from dispositions not prohibited by this Agreement.

7.05                       Dispositions.

Make any Disposition, except:

(a)                             Permitted Transfers;

(b)                                Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(c)                                 Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)                                Dispositions permitted by Section 7.04; and

(e)                                 other Dispositions so long as (i) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) such transaction does not involve the sale or other disposition of a minority Equity Interests in any Loan Party, and (iii) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such transactions during any fiscal year of the Borrower shall not exceed 20% of Consolidated Total Assets; provided, however, that if, as of the date of any proposed Disposition pursuant to this Section 7.05(e), all Dispositions made pursuant to this Section 7.05(e) (after giving effect to such proposed Disposition) in such fiscal year of the Borrower exceed 10% of Consolidated Total Assets as of such date, the Borrower shall be in Pro Forma Compliance with each of the financial covenants set forth in Section 7.13 after giving effect to such proposed Disposition treating all such Dispositions pursuant to this Section 7.05(e) in such fiscal year as one Material Disposition;

provided that, none of the restrictions under this Section 7.05 shall apply to the Morningstar Seed Portfolios or any Margin Stock held by the Borrower or any of its Subsidiaries.

7.06                       Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)                                 each Subsidiary may make Restricted Payments (i) to any Loan Party or Subsidiary and (ii) to any other Person that owns Equity Interests in such Subsidiary on a ratable basis according to its respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)                                the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; and

(c)                                 the Borrower and its Subsidiaries may make other Restricted Payments, so long as after giving Pro Forma Effect to such Restricted Payment (x) the Consolidated Leverage Ratio is not greater than 3.00 to 1.00 and (y) no Default or Event of Default exists or would otherwise result therefrom.

7.07                       Change in Nature of Business.

Engage in any material line of business in a substantially different industry from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business related, complementary or incidental thereto.

7.08                       Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transactions described on Schedule 7.08(a) as may be updated from time to time with the written consent of the Lender, (b) advances, transfers and other transactions between and among the Borrower and any of its Subsidiaries not otherwise prohibited by this Agreement, (c) (i) any employment, equity award, equity option or equity appreciation agreement or plan entered into by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower or such Subsidiary and (ii) customary compensation, indemnification and other benefits made available to officers, directors or employees of the Borrower and any of its Subsidiaries, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance, (d) Restricted Payments not prohibited by Section 7.06 and (e)  other transactions terms and conditions substantially as favorable to such Person as would be obtainable by it at the time in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

7.09                       Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that encumbers or restricts the ability of any such Person to (i) to act as a Loan Party; (ii) make Restricted Payments to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party or (iv) make loans or advances to any Loan Party, or (v)  create any Lien upon any of their properties or assets, whether now owned or hereafter acquired, except, in the case of clause (a)(v) only, for any document or instrument governing Indebtedness secured by Permitted Liens, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Liens, except (a) any such limitation existing under or by reason of applicable law, (b) Permitted Liens, (c) any Contractual Obligation (i) governing property existing at the time of the acquisition thereof, so long as the limitation relates only to the property so acquired or (ii) of any Subsidiary existing at the time such Subsidiary was merged or consolidated with or into, or acquired by, the Borrower or a Subsidiary of the Borrower, or otherwise became a Subsidiary of the Borrower in each case not created in contemplation of such acquisition, merger or consolidation, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of such Contractual Obligations; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such limitations than those contained in such Contractual Obligations, (d) customary non-assignment provisions in Contractual Obligations entered into in the ordinary course of business, (e) any such arrangement restricting any mutual fund or investment fund managed or advised by such g Subsidiary, (f) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (g) any Contractual Obligation related to any Indebtedness not prohibited by this Agreement, (h) any Contractual Obligation with respect to the disposition or distribution of property or cash in joint ventures not otherwise prohibited by this Agreement and entered into in the ordinary course of business;, (i) any Contractual Obligation related to the sale, transfer or other disposition of a Subsidiary or property that is not prohibited by this Agreement; provided that such limitation applies only to that Subsidiary or property, as applicable, pending such sale, transfer or other disposition or (j) any Contractual Obligation related to preferred Equity Interests issued by a Subsidiary of the Borrower or the payment of dividends thereon in accordance with the terms thereof, provided that issuance of such preferred Equity Interests is not prohibited by Section 7.02 and the terms of such preferred Equity Interest do not expressly restrict the ability of such Subsidiary to make Restricted Payments (other than requirements to pay dividends or liquidation preferences on such preferred Equity Interests prior to paying any dividends or making any other distributions on other Equity Interests).

7.10                       Use of Proceeds.

Use the proceeds of any Credit Extension in any manner that would cause the representation in Section 5.12 not to be true immediately after giving effect to such use of proceeds.

7.11                       Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to fund any activities or business in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person of Sanctions.

7.12                       Anti-Corruption Laws.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions as applicable to the Borrower.

7.13                       Financial Covenants.

(a)                                 Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2016, to be greater than 3.00 to 1.00.

(b)                                Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending December 31, 2016, to be less than 3.00 to 1.00.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01                       Events of Default.

Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations when and as required herein, or (ii) within five (5) Business Days after the same becomes due and payable, any interest on any Loan or on any L/C Obligation, or any fee due hereunder pursuant to Section 2.09, or (iii) within five (5) days after the same becomes due and payable, any other amount payable hereunder or under any other Loan Document; or

(b)                                Specific Covenants.   Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05, or Article VII; or

(c)                                 Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in this Agreement on its part to be performed or observed and such failure continues for thirty (30) days after written notice is given by the Lender to the Borrower; or

(d)                                Representations and Warranties.  Any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any other Loan Party herein or in any other Loan Document shall be incorrect or misleading in any material respect when made or deemed made in any material respect (provided that any Default arising therefrom shall not be deemed to be continuing if the facts give rise to such representation, warranty or certification being incorrect or misleading are corrected such that the representation, warranty or certification if made again would be true); or

(e)                                 Cross-Default.  (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount of more than $100,000,000 and such failure continues after the passing of the applicable notice and grace periods, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, beyond the applicable grace, cure, extension, forbearance or similar period, if the effect of which failure is to cause such Indebtedness to be declared to be due and payable or required to be repurchased or prepaid(other than regularly scheduled payment) prior to its stated maturity (provided that, with respect to clause (B) only, the foregoing shall not apply to any mandatory tender, mandatory prepayment or put in connection with the consummation of any transaction not prohibited by this Agreement); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined)

under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the $100,000,000 (2) after giving effect to any applicable grace, cure, extension, forbearance or similar period, the effect of such Early Termination Date is to cause such Swap Termination Value to become due and (3) such Swap Termination Value has not been paid when due; or

(f)                                   Insolvency Proceedings, Etc.  Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)                                Inability to Pay Debts; Attachment.  (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) calendar days (or such longer period for which a stay of enforcement is allowed by applicable Law) after its issue or levy.

(h)                                 Judgments.  There is entered against any Loan Party (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $100,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days after the entry of such judgment during which a discharge, stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000,000; or

(j)                                     Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document (other than contingent obligations not yet due and payable); or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)                                 Change of Control.  There occurs any Change of Control.

8.02                       Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)                                 declare the Commitment of the Lender to make Loans and L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                 require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)                                exercise all rights and remedies available to it under the Loan Documents or applicable Law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans and L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

8.03                       Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Lender to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12, be applied by the Lender in its sole discretion.

ARTICLE IX

CONTINUING GUARANTY

9.01                       Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations when due and payable, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Guaranteed Parties, arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Guaranteed Parties in connection with the collection or enforcement thereof) (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law.  The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the enforceability of this Guaranty, and  each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire to the enforceability of this Guaranty in any way relating to any or all of the foregoing.

9.02                       Rights of Lender.

Each Guarantor consents and agrees that the Guaranteed Parties may, at any time and from time to time, to the extent permitted herein and in the Loan Documents without notice or demand, take the following actions without affecting the enforceability or continuing effectiveness of this Guaranty:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations.  Without limiting the generality of the foregoing, solely with respect to the enforceability of this Guaranty, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

9.03                       Certain Waivers.

Each Guarantor waives each of the following with respect to the enforceability of this Guaranty: (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Guaranteed Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Guaranteed Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives with respect to the enforceability of this Guaranty all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

9.04                       Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

9.05                       Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated.  If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Guaranteed Parties to reduce the amount of the Obligations, whether matured or unmatured.

9.06                       Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty (when due and payable) of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Guaranteed Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Guaranteed Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Guaranteed Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

9.07                       Stay of Acceleration.

If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Guaranteed Parties.

9.08                       Condition of Borrower.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Guaranteed Parties has any duty, and such Guarantor is not relying on the Guaranteed Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Guaranteed Parties to disclose such information and any defense relating to the failure to provide the same).

9.09                       Appointment of Borrower.

Each of the Guarantors hereby appoints the Borrower to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (a) the Borrower may execute such documents on behalf of such Guarantor as the Borrower deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Lender to the Borrower shall be deemed delivered to each Guarantor and (c) the Lender may accept, and be permitted to rely on, any document, instrument or agreement executed by the Borrower on behalf of each Guarantor.

9.10                       Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.

ARTICLE X

MISCELLANEOUS

10.01                Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02                Notices; Effectiveness; Electronic Communications.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, fax number, e-mail address or telephone number specified for the Borrower or any other Loan Party or the Lender on Schedule 1.01(a).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by (fax transmission or e-mail transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                Electronic Communications.  Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail address and Internet or intranet websites) pursuant to procedures approved by the Lender.  The Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                 Change of Address, Etc.  Each of the Borrower and the Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)                                Reliance by Lender.  The Lender shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03                No Waiver; Cumulative Remedies; Enforcement.

No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04                Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Lender, and, if necessary, one local counsel in each relevant jurisdiction), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of one counsel for the Lender and, if necessary, one local counsel in each relevant jurisdiction and special counsel for each relevant specialty), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Lender and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or its officers, directors, employees or agents) or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, willful misconduct or material breach of this Agreement or any Loan Document of or by such Indemnitee (or its officers, directors, employees or agents) as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)                             Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(e)                                 Survival.  The agreements in this Section and the indemnity provisions of Section 10.02(d) shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06                Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                The Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement and each such assignment shall not be less than $5,000,000 and shall be in increments of an of $1,000,000 in excess thereof (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, except in the case of an assignment to an Affiliate of the Lender or an Approved Fund, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within ten (10) days after having received notice thereof and having acknowledged such notice; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under Section 8.01(a) or (f) has occurred and is continuing.  Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04 and 10.04).  The Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders.  Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

For the purposes of this Section 10.06, the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Ineligible Institution” means a (a) natural person, (b) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, or (c) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(c)                                 The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lender hereunder or under any other Loan Document, (ii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Obligations (other than (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate, (iii) to amend any financial ratio used herein (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder or (iv) release all of the Guarantors. The Borrower agree that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 (subject to the requirements and limitations therein) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 10.05 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.01 or 3.04, with respect to any participation, than its participating Lender would have been entitled to receive.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender.

(d)                                The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation, any pledge or assignment to secure obligations to a Federal Reserve Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

10.07                Treatment of Certain Information; Confidentiality.

(a)                                 Treatment of Certain Information.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the disclosing party agrees, to the extent practicable and permitted by applicable law (including laws relating to disclosures to banking examiners or regulatory authorities), to notify the Borrower promptly prior to such disclosure), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder and (vii) with the consent of the Borrower or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.08                Right of Setoff.

If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender.  The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.  Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

10.11                Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force until the Facility Termination Date.

10.12                Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                Replacement of Lender.

If the Borrower is entitled to replace the Lender pursuant to the provisions of Section 3.06 or if any other circumstance exists hereunder that gives the Borrower the right to replace the Lender as a party hereto, then the Borrower may, at their sole expense and effort, upon notice to such Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to a Person that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrower shall have paid to the Lender the assignment fee (if any) specified in Section 10.06(b);

(b)                                such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Credit Extensions, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                 in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                such assignment does not conflict with applicable Laws; and

The Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14                Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

(b)                                SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS  AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR

PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                 WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15                Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16                Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Guaranteed Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations.  If the Guaranteed Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Guaranteed Parties and the proceeds thereof shall be paid over to the Guaranteed Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement.  Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided, that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such  payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Lender.

10.17                No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) (i) the services regarding this Agreement provided by the Lender and any Affiliate thereof are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Lender nor any of its Affiliates has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Lender or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

10.18                Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.19                USA PATRIOT Act Notice.

The Lender hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the

Lender to identify each Loan Party in accordance with the Act.  The Borrower and the Loan Parties agree to, promptly following a request by the Lender, provide all such other documentation and information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.20                Effect of Restatement.

This Agreement amends, restates and replaces in its entirety the Existing Credit Agreement.  All rights, benefits, indebtedness, interest, liabilities and obligations of the parties to the Existing Credit Agreement are hereby amended, restated, replaced and superseded in their entirety according to the terms and provisions set forth herein; provided that all indemnification obligations of the Borrower pursuant to the Existing Credit Agreement shall survive the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	MORNINGSTAR, INC.

	By:	/s/ Stéphane Biehler
	Name:	Stéphane Biehler
	Title:	Chief Financial Officer

[Signature page to Amended and Restated Credit Agreement]

GUARANTORS:	MORNINGSTAR INVESTMENT MANAGEMENT LLC

	By:	/s/ Daniel Needham
	Name:	Daniel Needham
	Title:	President

MORNINGSTAR RESEARCH SERVICES LLC

	By:	/s/ Scott Schilling
	Name:	Scott Schilling
	Title:	Chief Compliance Officer and Secretary

[Signature page to Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Michael Bergner
Name:	Michael Bergner
Title:	Vice President

[Signature page to Amended and Restated Credit Agreement]

EXHIBIT A

[Form of]

Loan Notice

TO:       Bank of America, N.A., as lender (the “Lender”)

RE:                          Amended and Restated Credit Agreement, dated as of November 4, 2016, by and among Morningstar, Inc., an Illinois corporation (the “Borrower”), the Guarantors, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:  [Date]

The undersigned hereby requests (select one):

☐  A Borrowing of Revolving Loans

☐  A [conversion] or [continuation] of Revolving Loans

—

1.         On                            (the “Credit Extension Date”).

2.         In the amount of $                                   .

3.         Comprised of:          ☐  Base Rate Loans

☐  Eurodollar Rate Loans

4.         For Eurodollar Rate Loans:  with an Interest Period of     months.

The Revolving Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Credit Agreement.

The Borrower hereby represents and warrants that the conditions specified in Section 4.02 of the Credit Agreement shall be satisfied on and as of the date of the Credit Extension Date.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

MORNINGSTAR, INC.,
an Illinois corporation

By:
Name:
Title:

EXHIBIT B

[Form of]

Notice of Loan Prepayment

Date:  [           ,      ]

TO:       Bank of America, N.A., as lender (the “Lender”)

RE:                          Amended and Restated Credit Agreement, dated as of November 4, 2016, by and among Morningstar, Inc., an Illinois corporation (the “Borrower”), the Guarantors, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:              [Date]

The Borrower hereby notifies the Lender that on              (1) pursuant to the terms of Section 2.05 (Prepayments) of the Credit Agreement, the Borrower intends to prepay/repay the following Loans as more specifically set forth below:

☐  Optional prepayment of Revolving in the following amount(s):

☐  Eurodollar Rate Loans: $                                (2)

Applicable Interest Period:

☐  Base Rate Loans:  $                             (3)

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(1)  Specify date of such prepayment.

(2)  Any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

(3)  Any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or if less, the entire principal amount thereof outstanding).

MORNINGSTAR, INC.,
an Illinois corporation

By:
Name:
Title:

EXHIBIT C

[Form of]

Compliance Certificate

Financial Statement Date:  [        ,     ]

TO:	Bank of America, N.A., as lender (the “Lender”)

RE:

Amended and Restated Credit Agreement, dated as of November 4, 2016, by and among Morningstar, Inc., an Illinois corporation (the “Borrower”), the Guarantors, and the Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

The undersigned Responsible Officer(1) hereby certifies as of the date hereof that [he/she] is the [                     ] of the Borrower, and that, as such, [he/she] is authorized to execute and deliver this Certificate to the Lender on the behalf of the Borrower and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                     The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                     The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such consolidated financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.                                     The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

3.                                     A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and

[select one:]

(1)                                 This certificate should be from the chief executive officer, chief financial officer, treasurer or controller of the Borrower.

[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.                                     The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith are (i) representations and warranties that contain a materiality qualification, be true and correct on and as of the date hereof and (ii) with respect to representations and warranties that do not contain a materiality qualification, true and correct in all material respects on and as of the date hereof, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.                                     The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

MORNINGSTAR, INC.,
an Illinois corporation

By:
Name:
Title:

Schedule A

Financial Statement Date:  [        ,     ] (“Statement Date”)(2)

A. Section 7.13(a) — Consolidated Leverage Ratio
Consolidated EBITDA 1. Consolidated Net Income	$

2.         Plus:

(i)         Consolidated Interest Charges
(ii)         federal, state, local and foreign income taxes payable
(iii)        depreciation and amortization expense
(iv)        non-cash charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods)
(v)        (a) other non-recurring items of the Borrower and its Subsidiaries for any period prior to the Closing Date, and (b) other non-recurring items of the Borrower and its Subsidiaries for any period on or after the Closing Date, provided that the amount added back to Consolidated Net Income pursuant to this clause (b) shall not exceed 10% of Consolidated EBITDA for such period
(vi)        litigation expenses and liabilities so long as no Event of Default exists under Section 8.01(h) of the Credit Agreement

$ $ $ $ $ $

3.         Less:

(i)         without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income (i) non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods)

$
4. Total (Consolidated EBITDA)(3)	$

Consolidated Funded Indebtedness
5.         The outstanding principal amount of all obligations for borrowed money (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments

$
6. All purchase money Indebtedness	$

(2)  Note: the descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement.

(3)  Note: for purposes of determining Pro Forma Compliance with each of the financial covenants set forth in the Credit Agreement, each transaction or proposed transaction (including any Permitted Acquisition, Material Disposition or other transaction listed in the definition of “Pro Forma Basis”) shall be deemed to have occurred on and as of the first day of the applicable Measurement Period.  Please see Section 1.03(c) with respect to calculation of Pro Forma Acquisition EBITDA.

7.         All matured obligations owed by the Borrower or any Subsidiary under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments

$
8. All obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business)	$
9. All Attributable Indebtedness	$
10. Without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (5) through (9) above of Persons other than the Borrower or any Subsidiary	$

11.        All Indebtedness of the types referred to in clauses (5) through (10) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary

$
12. Sum of (5) through (11) (Consolidated Funded Indebtedness)	$
Consolidated Leverage Ratio 13. Ratio of (12) to (4)	to 1.00
14. Maximum allowed	3.00 to 1.00
B. Section 7.13(b) — Consolidated Interest Coverage Ratio
1. Consolidated EBITDA (A4 above)	$

2.         All interest, premium payments, debt discount, and similar charges in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP

$
3. The portion of rent expense paid under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis	$
4. Sum of (2) and (3) (Consolidated Interest Charges) to the extent paid in cash	$
5. Ratio of (1) to (4)	to 1.00
6. Minimum Required	3.00 to 1.00

EXHIBIT D

[Form of]

Joinder Agreement

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [          ], 20[  ], is by and among [                     , a                       ] (the “Subsidiary Guarantor”), Morningstar, Inc., an Illinois corporation (the “Borrower”), and Bank of America, N.A. (the “Lender”) under that certain Amended and Restated Credit Agreement, dated as of November 4, 2016 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantors and the Lender. Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

The Subsidiary Guarantor is an additional Loan Party, and, consequently, the Loan Parties are required by Section 6.13 of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder. Accordingly, the Subsidiary Guarantor and the Borrower hereby agree as follows with the Lender, for the benefit of the Lender:

1. The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and the other Loan Documents as a Guarantor. The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all representations and warranties, covenants and other terms, conditions and provisions of the Credit Agreement and the other applicable Loan Documents. Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Obligations in accordance with Article IX of the Credit Agreement.

2. Each of the Subsidiary Guarantor and the Borrower hereby agree that all of the representations and warranties contained in Article V of the Loan Agreement and each other Loan Document are true and correct as of the date hereof.

3. The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and each Loan Document and the schedules and exhibits thereto. The information on the schedules to the Credit Agreement are hereby supplemented (to the extent permitted under the Credit Agreement) to reflect the information shown on the attached Schedule A.

4. The Borrower confirms that the Credit Agreement is, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the Subsidiary Guarantor under the Credit Agreement and under each other Loan Document.

5. Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Lender, it will execute and deliver such further documents and do such further acts as the Lender may reasonably request in accordance with the terms and conditions of the Credit Agreement and the other Loan Documents in order to effect the purposes of this Agreement.

6. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

7. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois. The terms of Sections 10.14 and 10.15 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Lender has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:	[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

BORROWER:	MORNINGSTAR, INC.,
an Illinois corporation

By:
Name:
Title:

Acknowledged, accepted and agreed:

BANK OF AMERICA, N.A.,
as Lender

By:
Name:
Title: